                              PURCHASE AGREEMENT
                              ------------------

        This Purchase Agreement (this "Agreement"), dated as of December 19, 2001, by and between Capital Media Group Limited ("CMG") and Gilles Assouline ("Mr. Assouline").

                              W I T N E S S E T H
                              -------------------

        WHEREAS, Mr. Assouline was the President and Chief Executive Officer of CMG;

        WHEREAS, Unimedia SA ("Unimedia") is a 98.33% owned subsidiary of CMG;

        WHEREAS, Unimedia's assets principally consist of 98.6% of TopCard SA ("Topcard") and 100% of Pixel Limited (the "Technology Activities");

        WHEREAS, CMG has decided to focus on its media activities and has, therefore, decided to divest the Technology Activities which are experiencing certain financial difficulties;

        WHEREAS, Mr. Assouline has proposed to CMG that he purchase all of the interests owned by CMG in Unimedia (the "Interest") under the conditions set forth herein;

        WHEREAS, the Interest consists of (i) the rights on certain cash advances granted to Unimedia by CMG, as described in section 4.3(a) below, and
(ii) all of the Unimedia shares held by CMG (the "Unimedia Shares"), currently representing 133,058 shares out of a total of 135,222;

        WHEREAS, CMG and Mr. Assouline are entering into this Agreement to provide for such a purchase and to establish various rights and obligations in connection therewith;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                               PURCHASE; CLOSING

     1.1  The Purchase. Subject to the terms and conditions set forth herein,
          ------------
CMG agrees to sell the Interest to Mr. Assouline, and Mr. Assouline (or any entity of his designation as provided for in Section 1.4), agrees to buy the Interest for one Euro and the other consideration as set forth in this Agreement (the "Purchase").

     1.2  Payment and Delivery at Closing.  On the terms and conditions of this
          -------------------------------
Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the closing of the Purchase (the "Closing"):

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               (i)   CMG will execute a transfer order (in French: "ordre de
mouvement") transferring the Unimedia Shares to Mr. Assouline (or any entity of his designation as provided for in Section 1.4);

               (ii) CMG will assign all its rights to the Cash Advance (as defined below) to Mr. Assouline (or any entity of his designation as provided for in Section 1.4) and execute the Assignment Agreement provided in Exhibit A
                                                                     ---------
attached hereto;

               (iii)  Mr. Assouline will pay 1(Euro) to CMG; and

               (iv) Mr. Assouline will cause Unimedia to deliver a certificate or certificates representing 106,000 CMG shares held by Unimedia to CMG duly endorsed in blank or accompanied by appropriate stock powers duly endorsed in blank, in proper form for transfer.

     1.3       Closing. Subject to the terms and conditions set forth herein,
               -------
the Closing will be held on the date hereof (the "Closing Date") at the offices of Darrois Villey Maillot Brochier, 69, avenue Victor Hugo, Paris, France.

     1.4       Substitution. The parties hereto agree that Mr. Assouline may
               -------------
designate an entity to receive the Interest. If requested by Mr. Assouline, CMG shall enter into a written agreement, which agreement shall not contain provisions which differ materially from any provision of this Agreement, with an entity designated by Mr. Assouline, providing for the receipt of the Interest. In no event shall any such substitution or the execution of an agreement between an entity designated by Mr. Assouline relieve Mr. Assouline nor CMG and its subsidiaries of any of their obligations under this Agreement.

                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF MR. ASSOULINE

   Mr. Assouline represents and warrants to, and agrees with, CMG as follows:

     2.1  Unimedia and the Transactions. Mr. Assouline is well aware and
          -----------------------------
informed of the activities and state of business of Unimedia, and acknowledges that CMG does not make any representation or warranty regarding the state of business of Unimedia. Mr. Assouline represents that he is a sophisticated investor and understands the transactions contemplated hereby.

     2.2  Contracts.  As of the Closing Date, all contracts, agreements or
          ---------
commitments, whether oral or written, express or implied, between CMG and Unimedia shall have been terminated and there shall be no outstanding obligations pursuant to any such contracts, agreements or commitments.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF CMG

   CMG represents and warrants to, and agrees with, Mr. Assouline as follows:

                                     Page 2
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     3.1  Ownership of the Interest. CMG owns the Interest including its rights
          -------------------------
to the Cash Advance and all the Unimedia Shares, free and clear of all liens, claims, charges, pledges, security interests, options or other encumbrances. Upon Closing, Mr. Assouline (or the entity of his designation as per Section 1.4) will acquire title to the Interest including the Unimedia Shares, free and clear of all liens, claims, charges, pledges, security interests, options or other encumbrances. CMG does not own any interest, direct or indirect, of any kind in Unimedia other than the Interest. The sale and purchase of the Interest pursuant to this Agreement will not give rise to any preemptive or similar rights on behalf of any person under any provision of any contract to which Unimedia or CMG is a party, or under any law.

     3.2  No Other Representation or Warranty. CMG gives no other representation
          -----------------------------------
or warranty, whether express or implied.

                                   ARTICLE IV

                                   COVENANTS

     4.1  Release by Mr. Assouline. Mr. Assouline releases CMG and its
          ------------------------
directors, officers, representatives and employees from any pending or future claims other than any claims in connection with this Agreement or in connection with the Termination Agreement executed by and between Mr. Assouline and CMG, in all of his capacities, including but not limited to, as an officer, director, lender, shareholder or employee of CMG or any of its subsidiaries.

     4.2  Release by CMG and its subsidiaries. CMG and its subsidiaries, as well
          -----------------------------------
as their directors, officers, representatives and employees release Mr. Assouline (as well as the entity of his designation as per Section 1.4), and Unimedia and its subsidiaries, from any pending or future claims, other than any claims in connection with this Agreement or with respect to Mr. Assouline's role as a consultant to CMG.

     4.3  Cash Advances.
          --------------

          (a)  Former Cash Advances. As of the date hereof, CMG has made cash
               --------------------
advances in an aggregate amount of approximately (Euro)550,000, as set forth in Annex 1 attached hereto, which advances have not been repaid (the "Former Cash
-------
Advances").

          (b)  Partial Repayment of Former Cash Advances. CMG agrees that the
               -----------------------------------------
aggregate amount of the Former Cash Advances shall be reduced by (i)
(Euro)40,000 reflecting the aggregate amount of outstanding invoices (the "Invoices") from Unimedia to CMG for services rendered since September 1, 2001, and (ii) 51,380 Euros, representing the residual value of the 106,000 CMG shares as accounted for in the last Balance Sheet of Unimedia, which Mr. Assouline shall cause Unimedia to transfer to CMG as provided for in Section 1.2(iv) above (such remaining amount after reduction pursuant to (i) and (ii) above, the "Remaining Cash Advances").

          (c)  Remaining Cash Advances Assigned to Mr. Assouline. CMG shall
               -------------------------------------------------
assign all of its rights to the "Cash Advances," defined as the Remaining Cash Advances less the last contribution of (Euro) 101,512 made by CMG to Unimedia on December 3,

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2001, to Mr. Assouline (or the entity of his designation as per Section 1.4) as provided for in Section 1.2 (ii) above for consideration of one Euro.

     4.4  Cash Contribution. On December 03, 2001, CMG granted a cash advance of
          -----------------
(Euro) 101,512 to Unimedia. At the Closing, CMG shall contribute an additional 300,000 (Euro) to Unimedia in the aggregate, so that after the assignment of the Cash Advance, Unimedia owes CMG a total of (Euro) 401,512 (the "Cash Contribution"). As soon as practicable after the Closing and no later than January 15, 2002, Mr. Assouline shall cause Unimedia to transfer a minimum of
(Euro) 120,000 to Topcard so that Topcard will owe Unimedia over (Euro) 401,512 at such time.

     4.5  Profit Participation in the Event of a Sale of the Interest Owned by
          --------------------------------------------------------------------
Unimedia in Topcard.  In the event that, within a period of two years following
-------------------
the Closing Date, Unimedia sells any part of the interest (the "Percentage") that Unimedia effectively owns in Topcard on or before December 19, 2001 (a "Sale"), subject, however, to Sections 4.6, 4.7, 4.8 and 4.9 below, Mr. Assouline shall immediately notify CMG in writing of the Sale and shall cause Unimedia to transfer a share of the proceeds (in whatever form such proceeds are received by Unimedia, whether in cash, shares or some other form of consideration) of such Sale ("Profit Participation") with CMG within 5 business days of the date of the receipt of such Proceeds as follows:

          (a) The Proceeds mean the proceeds of a Sale effectively received by Unimedia minus all the reasonable expenses incurred by Unimedia and Mr. Assouline with respect to such Sale. The reasonable expenses may include all reasonable travel expenses, legal and consulting fees and other brokerage fees and closing costs but exclude fees to Mr. Assouline.

          (b) If a Sale closes on or prior to March 31, 2002, Mr. Assouline shall cause Unimedia to transfer 70% of the Proceeds to CMG as calculated in 4.5(a) above.

          (c) If a Sale closes after March 31, 2002 and on or prior to December 20, 2002, Mr. Assouline shall cause Unimedia to transfer 60% of the Proceeds to CMG as calculated in 4.5(a) above.

          (d) If a Sale closes after December 20, 2002 and on or prior to March 31, 2003, Mr. Assouline shall cause Unimedia to transfer 50% of the Proceeds to CMG as calculated in 4.5(a) above. The proceeds owed to CMG pursuant to this
Section 4.5(d) shall be reduced by any cash received by CMG pursuant to Section 4.10.

          (e) If a Sale closes on or after December 20, 2003, CMG shall not be entitled to any share of the Proceeds.

          (f) The Proceeds shall also include such portion of any distribution effectively received by Unimedia from Topcard and resulting from a sale by Topcard of certain of its assets (a "Distribution"). The portion of the Distribution to be considered as Proceeds shall be calculated as the ratio obtained in dividing the number of Topcard shares held by Unimedia at the date hereof by the number of Topcard shares held by Unimedia as of the date of such Distribution (adjusting for any share splits, reverse-splits or similar share transactions).

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          (g)  The Proceeds shall also include consideration effectively received by Mr. Assouline for the sale of his shares in Unimedia to a third party, subject to Section 4.9 and provided that CMG waives future payment rights pursuant to this Section 4.5.

     4.6  Reduction of the CMG Rights to the Amount Due to CMG in the Event of a
          ----------------------------------------------------------------------
Sale.  Until December 20, 2003, in the event of a Sale as provided for in
----
Section 4.5 above, the amount due to CMG at the time of a Sale shall be reduced by an amount equal to the Cash Contribution multiplied by the Percentage. As an example, if Unimedia sells 50% of the interest that it owned in Topcard on or before the Closing Date, the amount due to CMG pursuant to Section 4.10 shall be reduced automatically by an amount equal to 50% of the Cash Contribution.

     4.7  Funding of Topcard after the Closing. It is expressly understood by
          ------------------------------------
CMG that Topcard needs additional cash to develop its activity after the Closing. Consequently, notwithstanding anything contained in the present agreement, Unimedia shall freely choose the most appropriate ways to fund Topcard without limitations and at its sole discretion whether such a funding implies or not the dilution of its interest in Topcard in any proportion. Under no circumstance shall Unimedia nor Mr. Assouline nor any entity designated by Mr. Assouline as per Section 1.4 above, be held responsible or liable for any dilution affecting the proceeds from a Sale of any Percentage of the interest owned by Unimedia in Topcard as described in Section 4.5 above, whether or not such a dilution results from cash advances and capital infusions made by Unimedia in Topcard after the Closing. More generally, under no circumstances shall CMG be entitled to receive any part of the proceeds derived from the sale of any additional interest acquired by Unimedia in Topcard after the Closing. In the event than an investor not affiliated with Mr. Assouline participates in a capital increase of Topcard, Mr. Assouline shall cause Topcard to use 10% of the proceeds from such investment to accelerate payments to Unimedia and, subsequently, to CMG as described in Sections 4.4 and 4.10; provided, however,
                                                            --------  -------
that this provision does not apply to the first one million Euros of capital raised by Topcard after the Closing.

     4.8  Bankruptcy. It is also expressly understood by CMG that Topcard,
          ----------
and/or Unimedia may be put in bankruptcy within a short period of time following the execution of the present agreement. In the event of a bankruptcy on or before January 15, 2002, none of Mr. Assouline, the entity he may designate as per Section 1.4 nor Unimedia shall become liable for the payment of the Cash Contribution, even though CMG may remain a creditor of Topcard pursuant to Sections 4.10 and 4.13; provided, however, that the parties hereto agree that if
                        --------  -------
Topcard is declared bankrupt, Mr. Assouline shall cause Unimedia to pay to CMG any and all remaining cash out of the Cash Contribution that has not been distributed to Topcard as provided for in Section 4.4.

     4.9  New Business Developed by Unimedia. Any new business developed by
          ----------------------------------
Unimedia or brought into Unimedia by Mr. Assouline or any future shareholder of Unimedia shall not be taken into consideration for the calculation of the Profit Participation as provided for in Section 4.5 above.

     4.10 Payments from Treasury Net. As soon as practicable after the Closing
          --------------------------
and no later than January 15, 2002, Mr. Assouline shall cause Unimedia to enter into an agreement with Topcard (the "Topcard Agreement") pursuant to which Unimedia shall waive its rights to its contributions to Topcard in exchange for the payment by Topcard to Unimedia of 25% of its annual net operating cash flow ("tresorerie nette degagee par l'exploitation" in French), starting April 01, 2003 and ending April 1, 2008. The Topcard Agreement shall provided that on or before April 1st of each year, commencing in the year 2003 and ending in the year 2008, Topcard shall pay to Unimedia 25% of such net operating cash flow generated during the previous fiscal period until the amounts paid to Unimedia, and subsequently to CMG pursuant to this Section 4.10, equal the amount of the Cash Contribution. The Topcard Agreement shall also provide that the net operating cash flow shall be calculated in accordance with the accounting principles generally accepted in France. The Topcard Agreement shall provide that Topcard must deliver the details of such a calculation as well as Topcard's audited accounts to Unimedia and Unimedia will have the right to perform additional audits on Topcard in order to determine or verify Topcard's net operating cash flow. As soon as practicable after the Closing and no later than January 15, 2002, Mr. Assouline shall cause Unimedia to assign all of its rights under the Topcard Agreement, including the right to receive the details of the payment calculation and audited accounts of Topcard and the right to audit Topcard, to CMG, subject to Sections 4.6 and 4.8 of this Agreement. Unimedia shall not be held liable for Topcard's failure to perform the Topcard Agreement unless Unimedia had a controlling interest in Topcard at the time of such failure.

     4.11  No Further Consideration. CMG and Mr. Assouline agree that neither
           ------------------------
Mr. Assouline nor CMG shall have any claim for additional consideration for any of the transactions set forth in this Agreement, other than as expressly provided for in this Agreement.

     4.12  Taxes. Any tax liability, if any, incurred by Unimedia and arising
           -----
from inter-company bills between CMG and Unimedia prior to the Closing shall be the responsibility of CMG.

     4.13  Rights to the Cash Contribution. CMG waives all of its rights to the
           -------------------------------
Cash Contribution in exchange for the consideration set forth in Sections 4.5 and 4.10, subject to Section 4.8.

     4.14  Termination of Unimedia Contracts. CMG shall not oppose the
           ---------------------------------
termination of any existing contracts between CMG and Unimedia.

     4.15  Transfer of 106,000 Shares of CMG held by Unimedia.  CMG shall not
           --------------------------------------------------
oppose the transfer to CMG of 106,000 shares of CMG held by Unimedia as provided for in Sections 1.2(iv) and 4.3(b) above.

     4.16  Execution of the Topcard Agreement. CMG shall not oppose the
           ----------------------------------
execution by Unimedia of the Topcard Agreement and shall not oppose the payment of the Profit Participation resulting from a Sale of the current Unimedia Interest in Topcard, as provided for in this Agreement.

     4.17  Topcard Letter. As soon as practicable after the Closing and no later
           --------------
than January 15, 2002, Mr. Assouline shall cause Topcard to deliver a letter to CMG stating that Topcard acknowledges and does not oppose the existence of assignment entered into by Unimedia and CMG pursuant to Section 4.10.

                                   ARTICLE V

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                                INDEMNIFICATION

     5.1  Indemnification of CMG. From and after the Closing Date, Mr.
          ----------------------
Assouline shall indemnify and hold harmless CMG and its directors, officers, employees, agents, affiliates, successors and assigns and related parties for any claims or damages incurred in connection with or arising out of resulting from (i) any inaccuracy or breach of any representation or warranty made by Mr. Assouline pursuant to this Agreement or (ii) any breach, noncompliance or nonfulfillment by Mr. Assouline of any covenant, agreement or undertaking to be complied with or performed by Mr. Assouline contained in or pursuant to this Agreement.

     5.2  Indemnification of Mr. Assouline. From and after the Closing Date, CMG
          --------------------------------
shall indemnify and hold harmless Mr. Assouline (or any entity he will designate as per Section 1.4 above) for any claims or damages incurred in connection with or arising out of resulting from (i) any inaccuracy or breach of any representation or warranty made by CMG pursuant to this Agreement or (ii) any breach, noncompliance or non fulfillment by CMG of any covenant, agreement or undertaking to be complied with or performed by CMG contained in or pursuant to this Agreement.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

     6.1  Conditions to Mr. Assouline's and CMG's Obligation to Effect the
          ----------------------------------------------------------------
Purchase. The obligations of Mr. Assouline and CMG to effect the Purchase are
--------
subject to the satisfaction on the Closing Date of the following conditions:

          (a) CMG shall have obtained the approval of its Board of Directors to consummate the Purchase.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1  Survival of Representations and Warranties.  The representations
          ------------------------------------------
and warranties contained herein and in any document, instrument, certificate or other writing delivered pursuant hereto shall survive for a period of three years from the Closing Date, unless this Agreement is terminated, in which case all such representations and warranties shall be considered null and void.

     7.2  No Third Party Beneficiaries.  Nothing in this Agreement, express
          ----------------------------
or implied, is intended or shall be construed to create any third-party beneficiaries.

     7.3  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

     7.4  Governing Law.  This Agreement shall be governed by, and
          -------------
interpreted in accordance with, the laws of France.

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        IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first written above.


                              CAPITAL MEDIA GROUP LIMITED



                              By: /s/ Orla Noonan
                                 ------------------------
                                 Name: Orla Noonan
                                 Title: Authorized Signatory


                              /s/ Gilles Assouline
                              ---------------------------
                              Gilles Assouline

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                                                                         Annex 1
                                                                         -------



                      [To be deliverd by Gilles Assouline]

                                     Page 9
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                                                                       Exhibit A
                                                                       ---------



                                 [See attached]

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